Exhibit 10.25

A Purchase and Sales Agreement was executed by and between Golden Flake Snack Foods, Inc. as Seller, and Verizon Wireless Personal Communications LP as Purchaser, with a transfer date of June 17, 2011, for the sale of approximately 1 acre of land located adjacent to the Company’s central warehouse in Pensacola, Florida.

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (“Agreement”) made this ___ day of ___________, 20__  by and between GOLDEN FLAKE SNACK FOODS, INC., a Delaware corporation (“Seller”), and VERIZON WIRELESS PERSONAL COMMUNICATIONS LP D/B/A VERIZON WIRELESS with its principal office located at One Verizon Way, Mail Stop 4AW100, Basking Ridge, New Jersey 07920  (“Purchaser”).  The Seller and Purchaser are at times collectively referred to hereinafter as the “Parties” or individually as the “Party”.

Recitals:

A.           Seller is the owner of that certain property located along East Olive Road, City of Pensacola, County of Escambia, State of Florida; and

B.           Seller desires to sell the Property, as defined herein, to Purchaser, and Purchaser desires to purchase the Property from Seller.

NOW, THEREFORE, in consideration of the premises contained herein and intending to be legally bound hereby, Seller and Purchaser hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.01           Definitions.  As used in this Agreement, each of the following terms shall have the respective meanings set forth in this Article:

A.           “Closing” shall mean the consummation of the purchase and sale of the Property as contemplated under this Agreement, which Closing shall be held at a time selected by the Purchaser at a mutually agreeable location, on or before the Closing Date.

B.           “Closing Date” shall mean the date specified in Section 5.01 on which the Closing shall be held.

C.           “Effective Date” shall mean the last date of acceptance of this Agreement by all Parties hereto as provided on the signature page of this Agreement.

D.           “Property” shall mean a portion of that certain parcel of immovable property located along East Olive Road, City of Pensacola, County of Escambia, State of Florida, described on Exhibit A attached hereto.

E.           “Purchase Price” shall mean the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00).  The Purchase Price shall be paid to Seller at Closing in cash or in immediately available funds to Seller.

ARTICLE 2
AGREEMENT TO PURCHASE AND SELL

2.01       Agreement to Purchase and Sell.  Purchaser is hereby obligated to purchase, and Seller is hereby obligated to sell and convey, the Property, for the Purchase Price on the terms and conditions set forth in this Agreement.

2.02       Subdivision Approval:  In the event subdivision approval is required in order to convey the Property which is the subject of this Contract, the Purchaser agrees to diligently pursue at its own cost and expense the obtaining of such subdivision approval from the appropriate governmental authority.  If such subdivision approval must be or reasonably can be obtained in connection with the zoning relief referred to in Section 10 below, the Seller and Purchaser agree to cooperate in pursuing both subdivision and zoning approvals together with the costs for the same being borne by Purchaser.  In the event such subdivision approval has not been obtained prior to the Closing date, the Purchaser shall have the right to terminate this Agreement by so notifying the Seller in which event the contractual relationship between the Parties shall be at an end and any payments made by the Purchaser to the Seller shall be refunded.

2.03       Right of Assignment:  Seller may assign its rights, duties and obligations under this Agreement to Seller's principal or subsidiaries, affiliates or subsidiaries of its principal. Said assignment shall be effective upon Seller’s sending written notice to Purchaser.  Any other assignment shall require the written consent of Purchaser, such consent not to be unreasonably withheld, conditioned, or delayed.  Purchaser shall have the right to assign its interest in this Agreement to an affiliate of Purchaser upon written notification to the Seller.

2.04       Zoning & Environmental Contingency:  This Agreement is expressly made contingent upon the Purchaser obtaining zoning relief which will permit the Purchaser's use of the Property as a storage facility.  Seller shall reasonably cooperate with Purchaser to assist in obtaining land use or zoning relief for the Property that Purchaser may seek.  Seller agrees to execute documents reasonably necessary to petition the appropriate public body for zoning relief required for Purchaser's intended purposes.  All such activities are to be at the expense of Purchaser.  This Agreement is further made contingent upon the Purchaser receiving a satisfactory environmental study which discloses that the Property is completely free from all types of environmental contamination, and further, in compliance with all local, State and Federal environmental laws.  In the event the Purchaser does not obtain prior to the Closing Date all necessary zoning and governmental approvals to permit the Purchaser's use of the Property as Purchaser intends, including but not limited to a storm water permit, and a satisfactory environmental study as set forth above, the Purchaser shall have the right to terminate this Agreement by so notifying the Seller in which event the contractual relationship between the Parties shall be at an end and any payments made by the Purchaser to the Seller shall be refunded.

 Seller will be responsible for all obligations of compliance with any and all environmental laws, including any regulations, guidelines, standards, or policies of any governmental authorities regulating or imposing standards of liability or standards of conduct with regard to any environmental conditions or concerns as may now or at any time hereafter be in effect, that are or were in any way related to activity now or formerly conducted in, on, or in any way related to the Property, unless such conditions or concerns are caused by the activities of the Purchaser.

Seller shall hold Purchaser harmless and indemnify Purchaser from and assume all duties, responsibility and liability at its sole cost and expense, for all duties, responsibilities, and liability (for payment of penalties, sanctions, forfeitures, losses, costs, or damages) and for responding to any action, notice, claim, order, summons, citation, directive, litigation, investigation or proceeding which is in any way related to:  a) failure to comply with any environmental law, including without limitation any regulations, guidelines, standards, or policies of any governmental authorities regulating or imposing standards of liability or standards of conduct with regard to any environmental concerns or conditions as may now or at any time hereafter be in effect that are or were in any way related to activity now or formerly conducted in, on, or in any way related to the Property, unless such conditions or concerns are caused by the activities of the Purchaser; and b) any environmental conditions arising out of or in any way related to the condition of the Property or activities conducted thereon, unless such environmental conditions are caused by Purchaser.

2.05       Condemnation, Damage or Destruction:  If all or any part of the Property is condemned, damaged or destroyed prior to the Closing Date, Purchaser shall have the option of terminating this Agreement.  In the event of such termination, Seller shall repay all sums theretofore paid by Purchaser; providing, however, that if Seller shall have in force and collectible sufficient fire and extended coverage insurance to cover any such damage or destruction of the Property, and the proceeds of such insurance shall be paid to Purchaser, then Purchaser may elect to continue this Agreement in full force and effect.

2.06       Ingress and Egress Easement: The Parties agree and acknowledge Seller is reserving an ingress and egress easement (the “Easement”) across the Property.  The Easement is further described in the Warranty Deed.   As stipulated in the Warranty Deed, Purchaser shall pay for all costs incurred in connection with the creation of this Easement; however, subsequent to Purchaser’s initial improvements as provided for herein, the responsibility for all necessary maintenance and improvements in the Easement shall be allocated as set forth in the Warranty Deed.

The Parties agree and acknowledge that Seller may be required to make certain improvements to and/or remove obstructions or trees from the property Seller is retaining in order to make use of the Easement.  Seller shall be solely responsible for all costs incurred for any such improvements and/or removals.  The foregoing notwithstanding, the Parties agree and acknowledge Purchaser included a request for removal of three (3) trees on Seller’s property in applicable permit applications for the Easement.

ARTICLE 3
INSPECTION; GENERAL WARRANTY SALE, EXCEPT AS TO TITLE

3.01       Inspection.  Purchaser shall have until the Closing Date (the “Inspection Period”) to conduct, at its expense, any and all inspections of the Property that Purchaser may desire, including without limitation, title examination, surveys, environmental audits, and other tests or studies that Purchaser deems necessary or advisable.  Seller shall provide Purchaser and its agents with reasonable access to the Property to conduct any and all inspections and items of due diligence review contemplated herein.  If, in Purchaser’s sole discretion, Purchaser determines that the Property is not acceptable due to an adverse condition, Purchaser may cancel this Agreement by notifying Seller or Seller’s agent in writing on or before the end of the Inspection Period (“Termination Notice”).  Upon receipt of the Termination Notice, Seller has the option to either: (a) accept the termination, in which event neither Party will have any further rights or obligations under this Agreement (except for the ones that expressly survive termination of this Agreement); or (b) to elect to make the repairs or correct the adverse condition identified by Purchaser by providing a written notice of this election to Purchaser no later than two (2)  days after receipt of the Termination Notice, in which event this Agreement does not terminate and Seller is obligated to make the repairs or correct the adverse condition before the Closing and, if necessary, the Closing will be extended for a period not to exceed ten (10)  days to allow Seller additional time to make the repairs or complete the remediation. If Seller fails to elect to make the repairs or correct the adverse condition within the ten (10) day period, Seller is deemed to have elected to accept the offer of termination.

3.02       Sale With Warranties.  This sale shall be made with all warranties available under Florida law and Seller shall convey merchantable title.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.01       Seller’s Authority.  Seller is duly authorized to enter into this Agreement and to sell the Property pursuant to the terms and conditions hereof, and the persons executing this Agreement on behalf of Seller are duly authorized to do so.  All documents to be executed by Seller at Closing, at the time of Closing, will be duly executed and delivered by Seller, will be legal, valid, and binding obligations of Seller, and will not violate any provision of any agreement or judicial order to which the Seller is a party or to which the Seller is subject.

4.02       Purchaser’s Authority.  Purchaser is duly authorized to enter into this Agreement and to buy the Property pursuant to the terms and conditions hereof, and the persons executing this Agreement on behalf of Purchaser are duly authorized to do so.  All documents to be executed by Purchaser at Closing, at the time of Closing, will be duly executed and delivered by Purchaser, will be legal, valid, and binding obligations of Purchaser, and will not violate any provision of any agreement or judicial order to which the Purchaser is a party or to which the Purchaser is subject.

ARTICLE 5
THE CLOSING

5.01       Closing Date.  The closing of title to the Property shall take place one hundred eighty (180) days after the Effective Date, or such earlier date mutually agreed upon by Purchaser and Seller (the “Closing Date”).

5.02       Seller's Obligations at the Closing.  At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the following documents:

A.          An executed Warranty Deed in the form attached hereto as Exhibit B;

B.           An executed Boundary Line Adjustment Agreement in the form attached hereto as Exhibit C;

C.           An executed Non Foreign Person Affidavit, as required under the Internal Revenue Code;

D.           Certified funds necessary to pay Seller’s share of all closing costs to the extent required by the terms of this Agreement;

E.           Legally sufficient evidence that the person executing the Warranty Deed, and all of the other documents executed at the Closing has the full right, power, and authority to execute such documents on behalf of the Seller;

F.           Copies of all surveys, environmental reports, and title insurance policies Seller may have and a title affidavit.

G.           Any and all documents as may be reasonably necessary to consummate the transaction contemplated hereby and to carry out Seller’s obligations hereunder.

5.03       Purchaser’s Obligations at the Closing.  At the Closing, Purchaser shall:

A.          Execute and deliver any and all documents as may be reasonably necessary to consummate the transaction contemplated hereby and to carry out Purchaser’s obligations hereunder;

B.           Deliver certified funds necessary to pay the Purchase Price plus Purchaser’s share of closing costs to the extent required by the terms of this Agreement;

C.           Deliver legally sufficient evidence that the person executing any documents executed at the Closing has the full right, power, and authority to execute such documents on behalf of the Purchaser.

5.04       Allocation of Costs.  Seller and Purchaser shall be responsible for costs and expenses in connection with the Closing as follows:

A.          Seller shall pay the cost of the cancellation of any mortgages, liens, and encumbrances of record, any documentary transfer tax and Seller's attorneys’ fees.

B.           Purchaser shall pay the cost of passing the Warranty Deed, the cost of title insurance, and a survey, if Purchaser elects to obtain same, recording costs, and Purchaser’s attorneys’ fees.

C.           Purchaser shall pay all accrued water, sewer, street cleaning, gas, electric and other utility charges as of the Closing Date.

D.           The following shall be pro-rated and adjusted between Seller and Purchaser as of 12:01 A.M. on the Closing Date which shall be paid in addition to, or deducted from, the Purchase Price as the case may be:

(1)          City, state, and other ad valorem taxes assessed against the Property for the year in which the Warranty Deed is passed;

(2)          All other items customarily pro-rated or required by any other provision of this Agreement to be pro-rated or adjusted; and,

(3)          Unless otherwise provided herein, the amount of pro-ration and adjustment for each item shall be determined at the Closing or estimated to the extent practicable, and monetary adjustments shall be made between Seller and Purchaser.  As the amounts of the respective items shall be finally ascertained, further adjustment shall be made between the Parties in cash.

E.           Brokerage Fees.  Seller and Purchaser acknowledge and represent that no real estate broker has been employed with respect to this transaction.  If any claim for brokerage commission or fees is ever made against either Seller or Purchaser in connection with this transaction, such claim shall be handled and paid by the Party with whom the broker has contracted.  Seller and Purchaser agree to indemnify and hold harmless each other from and against any and all such additional claims or demands with respect to any brokerage fees or commissions or other compensation asserted by any third party in connection with this Agreement or the transactions contemplated hereby.

5.05           Possession.  Possession of the Property shall be transferred from Seller to Purchaser on the Closing Date.

5.06           Risk of Loss.  Upon Closing, all risk of loss of, or damage to, the Property from any source shall, at that time, pass to and become the sole responsibility of Purchaser, unless such loss or damage is caused by or related to a material defect known to Seller, which was not disclosed by Seller to Purchaser or was not readily observable by Purchaser during its inspection.

ARTICLE 6
REMEDIES

6.01       Purchaser’s Default; Seller’s Remedies. If Purchaser fails to perform its obligations hereunder within the time provided herein for any reason other than Seller’s default, Purchaser shall be deemed to be in default hereunder.  Seller shall have the right to all remedies to which it may be entitled under law and shall have the right to enforce this Agreement by specific performance against the Purchaser.

6.02       Seller’s Default; Purchaser’s Remedies.  If Seller fails to perform its obligations hereunder within the time provided herein for any reason other than Purchaser’s default, Seller shall be deemed to be in default hereunder.  Purchaser shall have the right to all remedies to which it may be entitled under law and shall have the right to enforce this Agreement by specific performance against the Seller.

ARTICLE 7
GENERAL

7.01       Parties Bound.  Except as provided herein with regard to the representations and warranties of the Parties, the terms and provisions of this Agreement shall inure to, extend to and be for the benefit of the successors, assigns and legal representatives of the respective Parties hereto.

7.02       Entire Agreement; Modification.  This Agreement embodies and constitutes the entire understanding between the Parties with respect to the transaction contemplated herein, and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, shall be merged into this Agreement.  Neither this Agreement nor any provisions hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against which the enforcement of such waiver, modification, amendment, discharge or termination is sought and then only to the extent set forth in such instrument; except as specifically provided otherwise herein.

7.03       Headings.  The headings contained in this Agreement are for reference and convenience purposes only and shall not in any way affect the meaning or interpretation hereof.

7.04       Interpretation.  Whenever the context hereof shall so require, singular shall include the plural, the male gender shall include the female gender and the neuter and vice versa.  The terms “include,” “includes,” “including” and similar terms shall be construed to mean “without limitation.”  All references to Section, Subsections, Exhibits and Articles shall be deemed references to Section, Subsections and Articles of this Agreement and to Exhibits which are attached hereto and made a part hereof for all purposes.

7.05       Notice.  Any notice, demand, approval or disapproval, consent or submission for approval or consent permitted or required hereunder (hereinafter, collectively, any “Notice”) shall be in writing, and any such Notice shall be sent to the Seller or Purchaser by registered or certified mail, return receipt requested, facsimile (provided confirmation of transmission is received), hand delivery, or by overnight delivery, postage prepaid, at the following addresses:

To Purchaser:	Verizon Wireless Personal Communications LP
d/b/a Verizon Wireless
180 Washington Valley Road
Bedminster, New Jersey 07921
Attention: Network Real Estate

To Seller::	Golden Flake Snack Foods, Inc.
One Golden Flake Drive
Birmingham, Alabama 35205
Attention: Randy Bates

or the same may be delivered by messenger at the same address.  In the event such Notice is given or delivered by messenger delivery, the date of actual delivery shall fix the time thereof. In the event Notice is given or delivered by other means, it shall be deemed to have been provided on the earlier of (i) immediately after having been sent by electronic facsimile, provided confirmation of transmission is received, (ii) forty eight (48) hours after having been sent as certified or registered mail in the United States mails, postage prepaid, return receipt requested, to the address of such Party which is set forth hereinabove or to such other address in the United States of America as such Party may designate from time to time by notice to the other, or (iii) twenty-four (24) hours after having been sent, delivery charges prepaid, via Federal Express or similar overnight delivery service to the address of such Party which is set forth herein above, or to such other address in the United States of America as such Party may designate from time to time by notice to the other.

7.06       Applicable Law.  This Agreement shall be governed by and construed under and in accordance with the laws of the State of Florida.

7.07       Attorneys’ Fees.  In the event that either Party shall employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interests in any manner arising under this Agreement, or to recover damages for the breach of this Agreement, the non prevailing or defaulting Party in any action pursued in courts of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing Party all reasonable costs, damages and expenses, including attorneys' fees, expended or incurred in connection therewith.

7.08       Severability.  If any provision of this Agreement shall, for any reason, be held violative of any applicable law, and so much of this Agreement is held to be unenforceable, then at the sole option of the Party intended to be benefited by the affected provision, the invalidity of such specific provision herein shall not be held to invalidate any other provision herein which shall remain in full force and effect.

7.09       Survival of Terms.  The covenants, agreements, representations and warranties of Purchaser and Seller in this Agreement shall survive Closing and shall remain in full force and effect thereafter for a period of one (1) year, except for those covenants, agreements, representations and warranties as set forth in the Warranty Deed which shall extend for such period as provided therein or as provided by common law.

7.10       Benefit and Assignment.  This Agreement shall inure to the benefit of and bind the Parties hereto and their respective successors and assigns.

7.11       Extensions of Deadlines.  If any time periods, deadlines or dates contained or identified in this Agreement expire, fall on or come due on a Saturday, Sunday or legal holiday, then such time period, deadline or date shall be deemed to be extended to the nearest day thereafter that is not a Saturday, Sunday or legal holiday.

7.12       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original.

7.13       Relationship.  This Agreement shall not be construed as creating a joint venture, partnership, or any other cooperative or joint arrangement between Purchaser and Seller, and it shall be construed strictly in accordance with its terms.

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IN WITNESS WHEREOF, the Parties hereto have set their hands and affixed their respective seals the day and year first above written.

WITNESSES:	PURCHASER:

VERIZON WIRELESS PERSONAL
COMMUNICATIONS LP D/B/A VERIZON
WIRELESS

By:	By:
Print Name:	Name:	Hans F. Leutenegger
	Its:	Area Vice President Network
By:	Date:
Print Name:

SELLER:

GOLDEN FLAKE SNACK FOODS, INC.

By:	By:
Print Name:	Name:
	Its:	Agent
By:	Date:
Print Name: